Exhibit 99.1

Source: Callidus Software, Inc.

December 04, 2017 07:55 ET

CallidusCloud Acquires Learning Seat to Revolutionize Corporate Compliance Training Through Additional Content and Adaptive Learning Technology

DUBLIN, Calif., Dec. 4, 2017 (GLOBE NEWSWIRE) — Callidus Software Inc.(NASDAQ:CALD), a global leader in cloud based sales, marketing, learning and customer experience solutions, announced today that it has acquired Learning Seat, a cutting edge provider of adaptive training and compliance learning content. The acquisition enhances CallidusCloud Litmos Learning Platform by adding nearly 500 courses.

The combination of Litmos and Learning Seat allows organizations to provide automated personalized training tailored to an individual’s knowledge base.

Recognized as one of the leading compliance content providers in Australia and New Zealand, Learning Seat customers include AFL, Chanel, City of Melbourne, Emirates, Olympus and Visy.

“Learning Seat adds adaptive learning and 500 courses in the high growth markets of Asia Pacific. They are the perfect complement to our Litmos capabilities,” said Rory Cameron, EVP Litmos and corporate development at CallidusCloud. “This is yet another talented team of learning specialists whose customers hold them in high regard. The unique adaptive technology they have pioneered is revolutionizing the learning experience.”

“We are really excited to be joining CallidusCloud and its Litmos team,” said Phil Tutty, CEO at Learning Seat. “Litmos and Learning Seat, combined, represent a great opportunity in the local markets and allows us to bring our Adaptive Learning Technology to the global market through the CallidusCloud channel.”

Under the terms of the transaction, CallidusCloud will purchase Learning Seat Holdings Pty Ltd, based in Melbourne, Australia, for $26.4 million in cash.

For more information about Learning Seat, please visit learningseat.com

About CallidusCloud
Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation — driving bigger deals, faster. Over 5,800 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

© 2017 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Badgeville, BridgeFront, Clicktools, Datahug, iCentera, Lead to Money, LeadFormix, LeadRocket, Learning Heroes, Learnpass, Litmos, the Litmos logo, OrientDB, Producer Pro, RevSym, SalesGenius, Surve, Syncfrog, Thunderbridge, and ViewCentral are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

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